Exhibit 10.1

April 1, 2018

Brian Posner

[ADDRESS REDACTED]

Dear Brian:

We are pleased to extend you an offer to join Cellectar Biosciences, Inc. (the Company) in the position of Vice President and Chief Financial Officer, starting no later than April 1, 2018. In this position, you will report to Jim Caruso, President and Chief Executive Officer.

Compensation

Your compensation for this exempt position will be $300,000 per year, payable at $25,000 at the end of each month, subject to normal withholding. Subject to approval by the Board of Directors, the Company shall also provide you an inducement grant of 80,000 stock options, vesting annually over three years. Your performance and compensation will be reviewed annually. You will also be eligible to participate in the Executive Incentive Compensation Plan which consists of an on-target bonus of 30% of your base salary. In the event your position is terminated by the Company without cause or if you voluntarily resign for good reason, you shall be entitled to six months’ severance following the date of termination. A separate employment agreement will follow.

Relocation

You are expected to relocate closer to the Company’s New Jersey office within twelve (12) months of your acceptance of this offer. The Company will reimburse you up to $10,000 in relocation expenses.

Policies and Benefits

You will be eligible to participate in a comprehensive benefits program that the Company offers to its employees. This currently includes full premium payment for medical, dental and vision insurance, short-term and long-term disability insurance, three weeks of prorated paid time off per year, six days of paid holidays plus four floating holidays, and participation in the Company’s 401(k) plan (provided that you meet the eligibility requirements of the plans and policies). The benefit package will be discussed with you in detail during your employment orientation on or around your first day of work. You will become eligible to participate in our medical, dental, vision and disability insurance programs on your start date.

Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716, (608) 441-8120

Brian Posner

April 1, 2018

Confidentiality and Authorization to Work

As a condition of employment, you will be required to sign a Confidentiality and Non-Compete Agreement. Also, on your first day of work, you will be asked to complete an “Employment Eligibility Verification Form” that proves eligibility for employment in the United States. You must provide us with the documentation required by Form I-9 within three business days of your date of hire.

Employment At-Will

Your employment is “at-will,” voluntarily entered into, and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause. The terms of this offer letter, therefore, do not and are not intended to create an expressed or implied contract of employment for any specific term, other than that explicitly stated above, regarding termination without cause or resignation for good reason.

Acceptance

To indicate your acceptance of this offer, please sign and date below and return one copy of this letter to me. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. If you have any questions regarding your employment, please call me at [REDACTED].

I am excited that you will be joining the team and I look forward to sharing in your continued professional success.

Sincerely,

CELLECTAR BIOSCIENCES, INC.

/s/ James Caruso
James Caruso, CEO

Date:	04/01/2018
Accepted by:

/s/ Brian Posner
Brian Posner

		Date:	04/01/2018

Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716, (608) 441-8120